COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 41% Fourth Quarter 2010 Revenue Growth

IRVINE, Calif. (February 22, 2011) - Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three and twelve months ended December 31, 2010.

John McDermott, Endologix President and Chief Executive Officer, said, “We made tremendous progress in all areas of our business during the fourth quarter of 2010. Revenue grew by 41% over the corresponding quarter of 2009, driven by our expanded sales force and the availability of new product sizes launched in the third quarter of 2010. On the product development front, we completed the acquisition of Nellix, which represents the next generation in EVAR technology, and advanced our organic pipeline with the first patients treated with our Ventana™ fenestrated stent graft. We believe these two new products will significantly expand the addressable AAA market and further secure Endologix as the innovation leader in the market.”

Mr. McDermott added, “Looking to 2011, we believe we are well positioned to continue to gain market share and further separate Endologix's technology from the competition. During the year we expect to roll out our new product sizes in Europe and other international markets, launch our new lower profile device, the AFXTM Endovascular AAA System, and complete patient enrollment in our PEVAR clinical trial. We will also be focused on integrating Nellix and building the infrastructure for our direct sales force in Europe in anticipation of the 2012 launch of the Nellix and Ventana systems in this market. Overall, there are significant near and long term growth drivers for our business that will allow us to meet our financial goals and drive toward market leadership.”

Financial Results

Total revenue in the fourth quarter of 2010 was $19.2 million, a 41% increase from $13.7 million in the fourth quarter of 2009 and an 8% sequential increase. Domestic revenue was $15.4 million, a 43% increase compared with $10.8 million in the fourth quarter of 2009 and a 1% sequential increase. International revenue was $3.8 million, a 34% increase compared with $2.9 million in the fourth quarter of 2009 and a 45% sequential increase.

For the twelve months ended December 31, 2010, total revenue increased 28% to $67.3 million, compared with $52.4 million for the twelve months ended December 31, 2009. For the full year 2010, domestic revenue was $55.4 million, a 27% increase compared with $43.7 million for the full year 2009. International revenue for the full year 2010 was $11.8 million, a 35% increase compared with $8.8 million for the full year 2009.

Gross profit was $15.0 million in the fourth quarter of 2010, which represents a gross margin of 78%. This compares with gross profit of $10.3 million and a gross margin of 75% in the fourth quarter of 2009. Gross profit was $52.2 million for the twelve months ended December 31, 2010, representing a gross margin of 78%. This compares with gross profit of $39.3 million and a gross margin of 75% for the twelve months ended December 31, 2009. Higher gross margin for the three and twelve months ended December 31, 2010 was driven by more favorable product mix due to new products.

Total operating expenses were $18.3 million in the fourth quarter of 2010, a 66% increase compared with $11.0 million in the fourth quarter of 2009. Marketing and sales expenses increased to $8.7 million in the fourth quarter of 2010 from $6.7 million in the same period last year. Research, development and clinical expenses increased to $3.1 million in the fourth quarter of 2010 from $2.1 million in the same period last year. General and administrative expenses increased to $6.5 million in the fourth quarter of 2010, from $2.3 million in the same period last year. General and administrative expenses in the fourth quarter of 2010 included $3.4 million of non-recurring transaction costs for the Nellix acquisition; and, $830,000 in litigation expense related to the patent disputes with Cook Medical, Inc. and Bard Peripheral Vascular, Inc. General and administrative expenses in the fourth quarter of 2009 included $310,000 in litigation expense related to the patent dispute with Cook Medical.

Total operating expenses for the twelve months ended December 31, 2010 were $56.4 million, a 36% increase compared with $41.6 million for the twelve months ended December 31, 2009. Marketing and sales expenses increased to $31.9 million for the full year 2010, up from $26.5 million in the same period last year. Research, development and clinical expenses increased to $11.2 million for the full year 2010, up from $6.6 million in the same period last year. General and administrative expenses increased to $13.4 million, up from $8.6 million in the same period last year. General and administrative expenses for the twelve months ended December 31, 2010 included $3.8 million of non-recurring transaction costs for the Nellix acquisition; and, $1.6 million in litigation expense related to the patent disputes with Cook Medical and Bard Peripheral Vascular. General and administrative expenses for the twelve months ended December 31, 2009 included $317,000 in litigation expense related to the patent dispute with Cook Medical.

On a GAAP basis, Endologix reported net earnings for the fourth quarter of 2010 of $8.0 million, or $0.15 per fully diluted share, compared with a net loss of $676,000, or $(0.01) per share, for the fourth quarter of 2009. On an adjusted (non-GAAP) basis, excluding non-recurring Nellix transaction costs and other effects of the Nellix acquisition (principally the partial reversal of valuation allowance against the Endologix, Inc. deferred tax asset resulting from recording a deferred tax liability associated with the acquisition of Nellix, which resulted in an $11.3 million favorable income tax provision impact), Endologix reported Adjusted Net Earnings for the fourth quarter of 2010 of $116,000, or $0.00 per share.

For the twelve months ended December 31, 2010, the Company reported net earnings of $6.9 million, or $0.14 per fully diluted share, compared with a net loss of $2.4 million, or $(0.05) per share, for the twelve months ended December 31, 2009. On an adjusted (non-GAAP) basis, excluding the non-recurring Nellix transaction costs and other effects of the Nellix acquisition (principally the partial reversal of valuation allowance against the Endologix, Inc. deferred tax asset resulting from recording a deferred tax liability associated with the acquisition of Nellix, which resulted in an $11.3 million favorable income tax provision impact), Endologix reported an Adjusted Net Loss for the twelve months ended December 31, 2010 of $664,000, or $(0.01) per share.

Total cash and cash equivalents increased by $15.3 million during the fourth quarter and were $38.2 million as of December 31, 2010, compared with total cash and cash equivalents of $24.1 million as of December 31, 2009. In December 2010, in conjunction with the acquisition of Nellix, Endologix completed its previously announced private placement offering of common stock to Essex Woodlands Health Ventures, which resulted in gross proceeds to Endologix of $15.0 million.

“Excluding effects from the Nellix acquisition, we achieved positive Adjusted Net Earnings for the fourth quarter, and positive cash flow for the fourth quarter and full year,” stated Endologix Chief Financial Officer Bob Krist. “This demonstrates our ability to leverage revenue growth and the strength in our core business. Our revenue growth in 2011, much as it was in 2010, will be weighted toward the second half of the year due to the timing of new product launches.”

Financial Guidance

For the full year 2011, the Company is reiterating its guidance for total revenue to be in the range of $78 million to $82 million, representing growth of 16% to 22%. In 2011, the Company expects to generate a GAAP net loss of between $0.25 to $0.30 per share due to planned investments in building a direct sales force in Europe and developing the acquired Nellix technology in anticipation of both a commercial launch in Europe and the initiation of a U.S. IDE clinical trial in 2012. The Company's 2011 loss per share guidance also includes ongoing investments in the U.S. sales force, research and development and clinical initiatives, and litigation expenses, but excludes the potential impact of adverse litigation outcomes, acquisitions, or other business development transactions.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 365657. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2011 financial guidance, the launch and market acceptance of new products and product sizes, planned investments in research and development and sales and marketing activities, the integration of Nellix's technology, the progress of clinical trial initiatives, and the establishment of a direct sales force in Europe, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Adjusted Net Earnings (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Earnings (Loss)" is a non-GAAP measure defined by Endologix as GAAP Net Earnings (Loss) excluding all effects arising from the application of FAS 141R to the purchase accounting treatment of Endologix' acquisition of Nellix Inc, which was completed on December 10, 2010. These effects include the following: (1) non-recurring transaction costs from the acquisition of Nellix Inc. and, (2) the partial reversal of valuation allowance against the Endologix, Inc. deferred tax asset resulting from recording a deferred tax liability associated with the acquisition of Nellix Inc.

In future periods, the adjustment may also include (1) the mark-to-market adjustment to the liability for contingent payments to the Nellix shareholders as the probability of achieving the payment milestones changes (the corresponding charge or credit will flow through the earnings statement); and (2) the amortization of capitalized In Process Research & Development (IPR&D) as a charge to cost of goods sold as the products resulting from the Nellix technology are commercialized.

"Adjusted Net Earnings (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Earnings (Loss) divided by average diluted or non-diluted shares outstanding, respectively.

Management believes that the "Adjusted Net Earnings (Loss)" and "Adjusted Net Earnings (Loss) Per Share" measures enhance an investor's overall understanding of Endologix's financial performance and future prospects by being more reflective of Endologix's core operational activities and more comparable with the results of the Company over various periods.  Management uses these financial measures internally for strategic decision making, forecasting future results and evaluating current performance.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue:
Domestic Revenue	$15,420	10,800	$55,443	$43,682
Non-US Revenue	3,823	2,862	11,808	8,759
Total revenue	$19,243	$13,662	$67,251	$52,441
Cost of revenue	4,236	3,361	15,030	13,181
Gross profit	15,007	10,301	$52,221	$39,260
Operating expenses:
Research, development and clinical	3,127	2,058	11,166	6,569
Marketing and sales	8,735	6,700	31,869	26,483
General and administrative	6,453	2,260	13,410	8,550
Total operating costs and expenses	18,315	11,018	56,445	41,602
Loss from operations	(3,308)	(717)	(4,224)	(2,342)
Other income (expense):
Interest income (expense), net	4	9	14	(144)
Other income (expense)	(9)	32	(174)	52
Total other income (expense)	(5)	41	(160)	(92)
Net loss before taxes	$(3,313)	$(676)	($4,384)	($2,434)
Income Tax Benefit	11,272	—	11,272	—
Net earnings (loss)	$7,959	$(676)	6,888	($2,434)
Basic net earnings (loss) per share	$0.16	$(0.01)	$0.14	$(0.05)
Shares used in computing basic net earnings (loss) per share	50,421	47,801	48,902	45,194
Diluted earnings (loss) per share	$0.15	$(0.01)	$0.14	$(0.05)
Shares used in computing diluted earnings (loss) per share	52,538	47,801	50,544	45,194

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$38,191	$24,065
Accounts receivable, net of allowance for doubtful accounts of $118 and $97	12,212	8,342
Other receivables	515	3
Inventories	8,350	5,540
Other current assets	560	389
Total current assets	59,828	38,339
Property and equipment, net	2,429	2,089
Goodwill	33,507	4,631
Intangibles, net	34,598	6,104
Other assets	247	129
Total assets	$130,609	$51,292
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,160	$7,199
Current portion of long term debt	83	79
Total current liabilities	11,243	7,278
Long-term liabilities:
Long term debt	—	83
Other long-term liabilities	29,229	1,051
Total long-term liabilities	29,229	1,134
Total liabilities	40,472	8,412
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized, 56,896,000 and 49,152,000 shares issued, and 56,401,000 and 48,657,000 outstanding	57	49
Additional paid-in capital	230,017	189,656
Accumulated deficit	(139,276)	(146,164)
Treasury stock, at cost, 495,000 shares	(661)	(661)
Total stockholders’ equity	90,137	42,880
Total liabilities and stockholders’ equity	$130,609	$51,292

Endologix, Inc.
Reconciliation of Net Earnings (Loss) and Earnings (Loss) per Share to Adjusted Net
Earnings (Loss) and Adjusted Net Earnings (Loss) per Share

(Unaudited, in thousands except for per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP Net Earnings (Loss)	7,959	($676)	6,888	($2,434)
Nellix acquisition costs (1)	$3,459	—	$3,750	—
Income tax effect of Nellix acquisition (2)	(11,302)	—	(11,302)	—
Adjusted Net Earnings (Loss)	$116	$(676)	$(664)	$(2,434)

GAAP Earnings (Loss) per Share	$0.15	$(0.01)	$0.14	$(0.05)
Effect of non-GAAP adjustments on earnings per share	$(0.15)	$0.00	$(0.15)	$0.00
Adjusted Net Earnings (Loss) per Share	$0.00	$(0.01)	$(0.01)	$(0.05)

Shares used for calculating GAAP Earnings (Loss) per share	52,538	47,801	50,544	45,194
Shares used for calculating Adjusted Earnings (Loss) per share	52,538	47,801	48,902	45,194

(1) Non-recurring transaction costs related to the acquisition of Nellix Inc. on December 10, 2010.
(2) Partial reversal of valuation allowance against the Endologix, Inc. deferred tax asset resulting from recording a deferred tax liability associated with the acquisition of Nellix Inc.